EXHIBIT 10.38

SEPARATION AGREEMENT
September 21, 2020
This Separation Agreement ("Agreement") is made and entered into by and between Andrew Vesey and Pacific Gas and Electric Company (the "Company" or "PG&E") (collectively the "Parties") and sets forth the terms and conditions of Mr. Vesey’s separation from employment with the Company. The "Effective Date" of this Agreement is defined in paragraph 18(a).

1.Employment Termination. Mr. Vesey’s employment as Chief Executive Officer and President of the Company was terminated by the Company as of August 3, 2020 (for purposes of this Agreement, the "Date of Termination"). Mr. Vesey shall have until October 13, 2020, to accept this Agreement by submitting a signed copy to the Company. Regardless of whether Mr. Vesey accepts this Agreement, Mr. Vesey has or will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date (including 30 days’ pay in lieu of notice) and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA. Mr. Vesey will also remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Company's plans and programs, excluding the Company’s 2020 Short Term Incentive Program (“STIP”) except as set forth in paragraph 2b, below.

Mr. Vesey previously received a sign-on bonus and a relocation allowance at the start of his employment with the Company. The Company agrees that it will not seek the return of any portion of the sign on bonus or relocation allowance from Mr. Vesey and it waives its right to collect any portion of the bonus and allowance under the respective agreements signed by him. The benefits set forth in paragraph 2 below are conditioned upon Mr. Vesey's acceptance and non-revocation of this Agreement.

2.Separation Benefits. In consideration of his acceptance and non-revocation of this Agreement, the Company will provide to Mr. Vesey the following separation benefits, conditioned in each case on Mr. Vesey’s execution of this Agreement and the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below:

a.Severance Payment. Under the terms of the PG&E Corporation 2012 Officer Severance Policy, Mr. Vesey's severance payment amount is $1,850,000.00 (One million eight hundred and fifty thousand dollars). The Company will make the severance payment, less applicable withholdings and deductions, to Mr. Vesey within 30 days following the Effective Date.

b.STIP. The Company will also make a payment to Mr. Vesey equal to his full target award of $850,000 under the Company’s 2020 Short Term Incentive Program (“STIP”), without any proration and less applicable withholdings and deductions.

c.Stock. Upon the Effective Date all unvested restricted stock unit grants and performance share grants provided to Mr. Vesey under PG&E's 2014 Long-Term Incentive Plan ("LTIP"), each of which is set forth on Schedule A, shall continue to vest, terminate, or be canceled as provided in the LTIP agreements.

d.Career Transition Services. For a maximum period of one year following the Date of Termination, the Company will provide Mr. Vesey with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $19,500 (Nineteen thousand five hundred dollars). Lee Hecht Harrison shall bill the Company directly for their services to Mr. Vesey. Mr. Vesey’s entitlement to services under this Agreement will terminate when he becomes employed, either by another employer or through self- employment other than consulting with the Company.

e.Payment of COBRA premium. In addition to the severance payment described in paragraph 2(a), the Company will pay Mr. Vesey the amount of $52,876.00 (Fifty-Two Thousand Eight Hundred and Seventy-Six dollars), which is an estimated value of his monthly COBRA premiums for the eighteen month period commencing the first full month after the Date of Termination. The Company will make this payment, less applicable withholdings and deductions, to Mr. Vesey within 30 days following the Effective Date.

f.Payment of Relocation Expenses. The Company agrees to reimburse, or pay on behalf of Mr. Vesey, an amount not to exceed$25,000 (twenty-five thousand dollars) for reasonable personal moving and relocation expenses incurred for relocation after his resignation. Mr. Vesey will provide receipts and documentation for relocation expenses in accordance with the Company’s regular accounting and relocation policies.

3.Defense and Indemnification in Third-Party Claim. The Company and/or its affiliates, or subsidiaries will provide Mr. Vesey with legal representation and indemnification protection against any claims, losses, harm, costs and fees in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Company and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E dated July 19, 1995, any subsequent PG&E policy or plan providing greater protection to Mr. Vesey, or as otherwise required by law.

4.Cooperation with Legal Proceedings. Mr. Vesey will, upon reasonable notice, furnish information and proper assistance to the Company and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its affiliate or subsidiary will pay all reasonable expenses, including legal fees and costs, incurred by Mr. Vesey in complying with this paragraph.

5.Release of Claims and Covenant Not to Sue.

a.In consideration of the benefits the Company is providing under this Agreement, Mr. Vesey, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Mr. Vesey’s employment with the Company, or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees. Nothing in this Section 5.a. is intended to release or waive Mr. Vesey’s rights (i) under COBRA, (ii) to accrued and vested stock options or restricted shares as set forth herein; (iii) to commence an action or proceeding to enforce the terms of this Agreement, (iv) to any claims arising or that may arise out of Executive’s status as a consumer, client, insured, shareholder and/or investor that are unrelated to his employment, compensation or separation of employment with the Company, or (v) to indemnification as set forth in Section 3 herein and pursuant to applicable statutes, Certificates of Incorporation, By-laws, resolutions of the Board of Directors, policies of insurance and plans of the Company its affiliates or subsidiaries.

b.Mr. Vesey acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by his to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Vesey specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

c.With respect to the claims released in the preceding paragraphs, Mr. Vesey will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor ( except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

d.In consideration of the foregoing releases Mr. Vesey is providing under this Agreement, the Company, on behalf of itself and its subsidiaries, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that it ever had, now has or might have as of the Effective Date against Mr. Vesey; provided that the foregoing release shall not apply to any claims, liabilities, or obligations (x) arising out of any misconduct, breaches of duty of loyalty, criminal acts, or fraud on the part of Mr. Vesey or any right of the Company or its shareholders to disgorge profits or clawback compensation required under applicable securities or other law or company policies and/or (y) initiated in your capacity as a member of the board of directors of the Company.

e.The Company acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by his to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and the Company specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

f.With respect to the claims released in the paragraphs (d) and (e), the Company will not initiate or maintain any legal or administrative action or proceeding of any kind against Mr. Vesey for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.Non-disclosure.
a.Except to the extent previously disclosed publicly by the Company in SEC or regulatory filings, Mr. Vesey will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the terms, and/or conditions of this Agreement without the express written consent of PG&E's Senior Vice President of Human Resources or, as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law. Notwithstanding the preceding sentence, Mr. Vesey may disclose the terms and conditions of this Agreement to his family members, and any attorneys, financial or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.
b.Mr. Vesey will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to his attention during his employment with the Company, unless doing so is expressly authorized in writing by PG&E's Senior Vice President of Human Resources, or is otherwise required or permitted by law. Nothing in this Agreement prohibits Mr. Vesey from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. For the purposes of this Agreement, neither “proprietary information” nor “confidential information” shall be understood to mean information that: (a) is or becomes generally known in the industry or available to the public other than through Mr. Vesey’s breach of this Agreement; (b) is communicated to Mr. Vesey by a third party that had no confidentiality obligations with respect to such information; (c) was in Mr. Vesey’s possession prior to Mr. Vesey’s employment with the Company including information located on Mr. Vesey’s Rolodex (whether paper or electronic); (d) is documented by Mr. Vesey as having been developed by Mr. Vesey outside the scope of his employment with the Company and independently; or (e) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order or other legal process; provided that Mr. Vesey has given the Company prior notice of such disclosure and an opportunity to contest such disclosure.
c.Notwithstanding Section 6.d., the parties understand that Mr. Vesey will retain access to his personal LinkedIn and Twitter accounts, which he used to post information about the Company during the term of his employment.
d.Mr. Vesey shall be subject to the protections of the Defend Trade Secrets Act, 18 U.S.C. § 1833 which provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to her attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.Non-Disparagement. The Parties agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of the other Party, or in the case of the Company, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Nothing in this paragraph 7 shall preclude either Party from fulfilling any legal duty it may have, including responding to any subpoena or official inquiry from any court or government agency, or from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the California Public Utilities Commission, the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

8.No Solicitation.
a.For a period of 12 months after the Effective Date, Mr. Vesey will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1) any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to terminate or otherwise alter the person's or entity's employment, agency or consultant relationship with the Company or its affiliates or subsidiaries; or

(2)any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, Company or other business enterprise that is in competition with the Company or its affiliates or subsidiaries.

9.Material Breach by Employee. In the event Mr. Vesey breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7 and/or 8 and fails to cure said breach within 45 days of notice of such breach, the Company will be entitled to recover any actual damages and/or seek injunctive relief. Despite any breach by Mr. Vesey, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect. For avoidance of doubt, in the event of a breach or threatened breach by Mr. Vesey of any of the provisions in paragraphs 4, 5, 6, 7 and/or 8, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach may be difficult to determine and may not provide a full and adequate remedy, the Company will also be entitled to specific performance by Mr. Vesey of his obligations under paragraphs 4, 5, 6, 7 and/or 8.

10.Material Breach by the Company. Mr. Vesey will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, Mr. Vesey will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company's obligations and any other applicable equitable or injunctive relief.

11.No Admission of Liability. This Agreement is not, and will not be considered by either party, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

12.Complete Agreement. This Agreement together with Schedule A sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Vesey with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.

14.Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Vesey’s employment with the Company (or with the employing subsidiary), the separation of Mr. Vesey from that employment and from his positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, rights under, or interpretation of this Agreement, will be resolved exclusively by final and binding arbitration using one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided for by law. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers' compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in San Francisco, California. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief in any forum, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys' fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company's principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

15.Governing Law. This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of law provisions.

16.No Waiver. The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

17.Successors and Assigns. The Company agrees that this Agreement shall be binding upon and inure to the benefit of the parties and their respective affiliates, successors and assigns.

18.Acceptance of Agreement.
a.Mr. Vesey was provided over 21 days to consider and accept the terms of his Agreement and was advised to (and did) consult with an attorney about the Agreement before signing it. After signing the Agreement, Mr. Vesey will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Mr. Vesey will submit a signed statement to that effect to PG&E's Senior Vice President of Human Resources before the close of business on the seventh day. If Mr. Vesey does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.
b.Mr. Vesey acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

[Signature Pages Follow]

Dated:	9/21/20	PACIFIC GAS AND ELECTRIC
COMPANY

		By:	/s/ JOHN R. SIMON
Name: John R. Simon
Title: Counsel for Pacific Gas and
Electric Company
Senior Vice President, General Counsel
and Chief Ethics and Compliance Officer
of PG&E Corporation, Its Parent

Dated:	9/22/20	ANDREW VESEY

/s/ ANDREW VESEY

[Signature Page to Separation Agreement]

Schedule A
Unvested Restricted Stock Unit Grants and Performance Share Grants

Last Name	First Name	Plan	Award Date	Award Type	Award Amount	Vested	Unvested
Vesey	Andrew	2014 Long-Term Incentive Plan	11/12/2019	Restricted Stock Unit	12,004	—	12,004